As filed with the U.S. Securities and Exchange Commission on March 7, 2018

Registration No. 333-217242

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 3

TO

FORM S-1

ON FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PEABODY ENERGY CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1221	13-4004153
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

701 Market Street

St. Louis, Missouri 63101-1826

(314) 342-3400

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

A. Verona Dorch, Esq.

Executive Vice President, Chief Legal Officer, Government Affairs and Corporate Secretary

Peabody Energy Corporation

701 Market Street

St. Louis, Missouri 63101-1826

(314) 342-3400

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Edward B. Winslow, Esq.

Bradley C. Brasser, Esq.

Jones Day

77 West Wacker

Chicago, Illinois 60601-1692

(312) 782-3939

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if smaller reporting company)	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

On April 11, 2017, Peabody Energy Corporation (the “Company”) filed with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-1 (File No. 333-217242) (the “Form S-1”), which was subsequently amended by Pre-Effective Amendment No. 1 filed on May 26, 2017 and Pre-Effective Amendment No. 2 filed on July 10, 2017, and became effective on July 14, 2017. The Company subsequently filed with the SEC Post-Effective Amendment No. 1 to the Form S-1 on August 14, 2017, which became effective on August 17, 2017, and Post-Effective Amendment No. 2 to the Form S-1 on August 21, 2017, which became effective immediately upon filing with the SEC pursuant to Rule 462(d) under the Securities Act of 1933, as amended. The prospectus included in such registration statement was supplemented from time to time, with the most recent prospectus supplement (no. 10) filed on February 7, 2018. The registration statement was filed to register the resale of the securities registered thereunder by the selling stockholders referenced therein.

This Post-Effective Amendment No. 3 on Form S-3 (this “Post-Effective Amendment”) is being filed by the Company to convert the registration statement on Form S-1 into a registration statement on Form S-3 and contains an updated prospectus so that the information contained or incorporated therein is current as of the date of filing. This Post-Effective Amendment also reduces the number of shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), being offered by the selling stockholders to 51,465,107. The reduction in the number of shares being registered and the reduction in the number of selling stockholders included in this Post-Effective Amendment are due to the Company no longer being under an obligation to register certain shares pursuant to the terms of the Registration Rights Agreement (as defined herein).

In connection with the Company’s emergence from its Chapter 11 Cases (as defined herein), the Company issued shares of new Series A Convertible Preferred Stock (the “Preferred Stock”) in a private placement, which were registered for resale under the Form S-1. In accordance with the terms of the Certificate of Designation of the Preferred Stock, all outstanding shares of Preferred Stock were mandatorily convertible into shares of Common Stock if the volume weighted average price of the Common Stock exceeded $32.50 for at least 45 trading days in a 60 consecutive trading-day period, including each of the last 20 trading days in such 60 consecutive trading-day period. Such mandatory conversion of the Preferred Stock occurred on January 31, 2018, following which the Company had no shares of Preferred Stock outstanding. Accordingly, this registration statement on Form S-3 relates only to the Company’s currently outstanding shares of Common Stock. No additional securities are being registered under this Post-Effective Amendment. The shares of Common Stock into which the Preferred Stock was converted pursuant to the mandatory conversion were previously registered for resale pursuant to the Form S-1, as amended.

All applicable registration fees were paid at the time of the original filing of the Form S-1 and the pre-effective and post-effective amendments thereto.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. Neither we nor the selling stockholders are using this prospectus to offer to sell these securities or to solicit offers to buy these securities in any jurisdiction where the offer or sale of the securities is not permitted.

Subject to Completion, Dated March 7, 2018

PEABODY ENERGY CORPORATION

51,465,107 Shares of Common Stock

This prospectus relates to 51,465,107 shares of our common stock currently outstanding (the “Common Stock”) which may be offered for sale by the selling stockholders named in this prospectus or in a supplement hereto.

We are registering the offer and sale of the Common Stock to satisfy registration rights we have granted pursuant to a registration rights agreement dated as of April 3, 2017 (the “Registration Rights Agreement”). We have agreed to bear all of the expenses incurred in connection with the registration of the Common Stock. The selling stockholders will pay or assume brokerage commission and similar charges, if any, incurred in the sale of the Common Stock.

We are not selling any Common Stock under this prospectus and will not receive any proceeds from the sale of Common Stock by the selling stockholders. The Common Stock to which this prospectus relates may be offered and sold from time to time directly by the selling stockholders or alternatively through underwriters, broker dealers or agents. The selling stockholders will determine at what price they may sell the Common Stock offered by this prospectus, and such sales may be made at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. For additional information on the methods of sale that may be used by the selling stockholders, see the section entitled “Plan of Distribution.” For a list of the selling stockholders, see the section entitled “Principal and Selling Stockholders.”

Our Common Stock is listed on the New York Stock Exchange (“NYSE”) under the symbol “BTU.” On March 6, 2018, the last reported sale price of our Common Stock on the NYSE was $41.10.

Investing in the Common Stock involves risks. See “Risk Factors” on Page 3 of this prospectus for a discussion of the risks regarding an investment in the Common Stock.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is             , 2018.

You should rely only on the information contained in this prospectus or any prospectus supplement or amendment. We have not, and the selling stockholders have not, authorized anyone to provide you with different information. If anyone provides you with different information, you should not rely on it. We are not, and the selling stockholders are not, making an offer to sell these securities in any jurisdiction where such an offer or sale is not permitted. You should assume that the information contained in this prospectus is accurate only as of the date on the front cover of this prospectus. Neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or that the information contained by reference in this prospectus is correct as of any time after its date. Information contained on our website, or any other website operated by us, is not part of this prospectus.

For investors outside the United States: we have not, and the selling stockholders have not, taken any action to permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offer and sale of the Common Stock and the distribution of this prospectus outside the United States.

This prospectus contains forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control. See “Risk Factors” and “Cautionary Notice Regarding Forward-Looking Statements.”

EXPLANATORY NOTE

On April 13, 2016, Peabody Energy Corporation, a Delaware corporation (the “Company”), and a majority of the Company’s wholly owned domestic subsidiaries, as well as one international subsidiary in Gibraltar (collectively with the Company, the “Debtors”), filed voluntary petitions under Chapter 11 of Title 11 of the U.S. Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Eastern District of Missouri (the “Bankruptcy Court”). The Debtors’ Chapter 11 cases (collectively, the “Chapter 11 Cases”) were jointly administered under the caption In re Peabody Energy Corporation, et al., Case No. 16-42529.

On December 22, 2016, the Debtors filed with the Bankruptcy Court a Joint Plan of Reorganization under Chapter 11 of the Bankruptcy Code and a related Disclosure Statement, and, on January 25, 2017, the Debtors filed with the Bankruptcy Court the First Amended Joint Plan of Reorganization and the First Amended Disclosure Statement. On January 27, 2017, the Debtors filed with the Bankruptcy Court the Second Amended Joint Plan of Reorganization (as amended, the “Plan”) and the Second Amended Disclosure Statement (as amended and hereafter, the “Disclosure Statement”) to address certain modifications after a hearing before the Bankruptcy Court on January 26, 2017. On January 27, 2017, the Bankruptcy Court entered the Order: (i) Approving Second Amended Disclosure Statement, (ii) Establishing Procedures for Solicitation and Tabulation of Votes to Accept or Reject Second Amended Joint Plan of Reorganization, (iii) Scheduling Hearing on Confirmation of Second Amended Joint Plan of Reorganization and (iv) Approving Related Notice Procedures, which authorized the Debtors to solicit creditors’ votes on the Plan. On March 6, 2017 and March 15, 2017, the Debtors filed supplements to the Plan with the Bankruptcy Court.

On March 17, 2017, the Bankruptcy Court entered the Order Confirming Second Amended Joint Plan of Reorganization of Debtors and Debtors in Possession as Revised on March 15, 2017 (the “Confirmation Order”), which approved and confirmed the Plan. Copies of the Confirmation Order and the Plan were included as exhibits to the Current Report on Form 8-K filed by the Company with the SEC on March 20, 2017.

On April 3, 2017 (the “Effective Date”), the Debtors satisfied the conditions to effectiveness set forth in the Plan. As a result, the Plan became effective in accordance with its terms, and the Debtors emerged from the Chapter 11 Cases.

For more information on the events that occurred and the securities issued in connection with our emergence from the Chapter 11 Cases, see our Current Report on Form 8-K that was filed with the SEC on April 3, 2017.

Unless otherwise noted or suggested by context, all financial information and data, and accompanying financial statements and corresponding notes, as of and prior to the Effective Date, as contained in this prospectus or incorporated by reference, reflect the actual historical consolidated results of operations and financial condition of the Company for the periods presented and do not give effect to the Plan or any of the transactions contemplated thereby, or to the adoption of “fresh start” reporting rules. Accordingly, such financial information may not be representative of our performance or financial condition after the Effective Date. Except with respect to such historical financial information and data, and accompanying financial statements and corresponding notes, or as otherwise noted or suggested by the context, all other information contained in this prospectus relates to the Company following the Effective Date.

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CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes statements of our expectations, intentions, plans and beliefs that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and are intended to come within the safe harbor protection provided by those sections. These statements relate to future events or our future financial performance, including, without limitation, in “Item 7 – Management’s Discussion and Analysis of Financial Condition and Results of Operations – Outlook” contained in our Annual Report on Form 10-K for the year ended December 31, 2017 and incorporated by reference herein. We use words such as “anticipate,” “believe,” “expect,” “may,” “forecast,” “project,” “should,” “estimate,” “plan,” “outlook,” “target,” “likely,” “will,” “to be” or other similar words to identify forward-looking statements.

Without limiting the foregoing, all statements relating to our future operating results, anticipated capital expenditures, future cash flows and borrowings, and sources of funding are forward-looking statements and speak only as of the date of this prospectus. These forward-looking statements are based on numerous assumptions that we believe are reasonable, but are subject to a wide range of uncertainties and business risks, and actual results may differ materially from those discussed in these statements. These factors are difficult to accurately predict and may be beyond our control. Factors that could affect our results or an investment in our securities include, but are not limited to:

•	as a result of our emergence from our Chapter 11 Cases, our historical financial information is not indicative of our future financial performance;

•	our profitability depends upon the prices we receive for our coal;

•	if a substantial number of our long-term coal supply agreements terminate, our revenues and operating profits could suffer if we are unable to find alternate buyers willing to purchase our coal on comparable terms to those in our contracts;

•	the loss of, or significant reduction in, purchases by our largest customers could adversely affect our revenues;

•	our trading and hedging activities do not cover certain risks, and may expose us to earnings volatility and other risks;

•	our operating results could be adversely affected by unfavorable economic and financial market conditions;

•	our ability to collect payments from our customers could be impaired if their creditworthiness or contractual performance deteriorates;

•	risks inherent to mining could increase the cost of operating our business;

•	if transportation for our coal becomes unavailable or uneconomic for our customers, our ability to sell coal could suffer;

•	a decrease in the availability or increase in costs of key supplies, capital equipment or commodities such as diesel fuel, steel, explosives and tires could decrease our anticipated profitability;

•	take-or-pay arrangements within the coal industry could unfavorably affect our profitability;

•	an inability of trading, brokerage, mining or freight counterparties to fulfill the terms of their contracts with us could reduce our profitability;

•	we may not recover our investments in our mining, exploration and other assets, which may require us to recognize impairment charges related to those assets;

•	our ability to operate our company effectively could be impaired if we lose key personnel or fail to attract qualified personnel;

•	we could be negatively affected if we fail to maintain satisfactory labor relations;

•	we could be adversely affected if we fail to appropriately provide financial assurances for our obligations;

•	our mining operations are extensively regulated, which imposes significant costs on us, and future regulations and developments could increase those costs or limit our ability to produce coal;

•	our operations may impact the environment or cause exposure to hazardous substances, and our properties may have environmental contamination, which could result in material liabilities to us;

•	we may be unable to obtain, renew or maintain permits necessary for our operations, which would reduce our production, cash flows and profitability;

•	our mining operations are subject to extensive forms of taxation, which imposes significant costs on us, and future regulations and developments could increase those costs or limit our ability to produce coal competitively;

•	if the assumptions underlying our asset retirement obligations for reclamation and mine closures are materially inaccurate, our costs could be significantly greater than anticipated;

•	our future success depends upon our ability to continue acquiring and developing coal reserves that are economically recoverable;

•	we face numerous uncertainties in estimating our economically recoverable coal reserves and inaccuracies in our estimates could result in lower than expected revenues, higher than expected costs and decreased profitability;

•	our global operations increase our exposure to risks unique to international mining and trading operations;

•	joint ventures, partnerships or non-managed operations may not be successful and may not comply with our operating standards;

•	we may undertake further repositioning plans that would require additional charges;

•	we could be exposed to significant liability, reputational harm, loss of revenue, increased costs or other risks if we sustain cyber attacks or other security breaches that disrupt our operations or result in the dissemination of proprietary or confidential information about us, our customers or other third-parties;

•	our expenditures for postretirement benefit and pension obligations could be materially higher than we have predicted if our underlying assumptions prove to be incorrect;

•	concerns about the environmental impacts of coal combustion, including perceived impacts on global climate issues, are resulting in increased regulation of coal combustion in many jurisdictions, unfavorable lending policies by government-backed lending institutions and development banks toward the financing of new overseas coal-fueled power plants and divestment efforts affecting the investment community, which could significantly affect demand for our products or our securities;

•	our financial performance could be adversely affected by our indebtedness;

•	despite our and our subsidiaries’ indebtedness, we may still be able to incur substantially more debt, including secured debt. This could further increase the risks associated with our indebtedness;

•	we may not be able to generate sufficient cash to service all of our indebtedness or other obligations;

•	the terms of our indenture governing our senior secured notes and the agreements and instruments governing our other post-emergence indebtedness impose restrictions that may limit our operating and financial flexibility;

•	the price of our securities may be volatile;

•	our Common Stock is subject to dilution and may be subject to further dilution in the future;

•	there may be circumstances in which the interests of a significant stockholder could be in conflict with other stockholders’ interests;

•	the payment of dividends on our stock or repurchases of our stock is dependent on a number of factors, and future payments and repurchases cannot be assured;

•	we may not be able to fully utilize our deferred tax assets;

•	divestitures and acquisitions are a potentially important part of our long-term strategy, subject to our investment criteria, and involve a number of risks, any of which could cause us not to realize the anticipated benefits;

•	our certificate of incorporation and by-laws include provisions that may discourage a takeover attempt;

•	diversity in interpretation and application of accounting literature in the mining industry may impact our reported financial results; and

•	other risks and factors, including those discussed in “Item 3 – Legal Proceedings” and “Item 1A – Risk Factors” contained in our Annual Report on Form 10-K for the year ended December 31, 2017.

When considering these forward-looking statements, you should keep in mind the cautionary statements in this document and in our other SEC filings. These forward-looking statements speak only as of the date on which such statements were made, and we undertake no obligation to update these statements, except as required by the federal securities laws.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-3 (the “Registration Statement”) under the Securities Act to register with the SEC the Common Stock being offered in this prospectus. This prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement or the exhibits and schedules filed with it. For further information about us and the Common Stock, reference is made to the Registration Statement and the exhibits and schedules filed with it. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the Registration Statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the Registration Statement. We file annual, quarterly and current reports, proxy and registration statements and other information with the SEC. You may read and copy any reports, statements or other information that we file, including the Registration Statement, of which this prospectus forms a part, and the exhibits and schedules filed with it, without charge at the Public Reference Room maintained by the SEC, located at 100 F Street NE, Washington D.C. 20549, and copies of all or any part of the Registration Statement may be obtained from the SEC upon the payment of the fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information about the Public Reference Room, including information about the operation of the Public Reference Room. The SEC also maintains an Internet website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is www.sec.gov.

INCORPORATION BY REFERENCE OF CERTAIN DOCUMENTS

We are incorporating by reference specified documents that we file with the SEC, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus. We incorporate by reference into this prospectus the documents listed below (other than portions of those documents that have been “furnished” pursuant to Item 2.02 or Item 7.01 in any Current Report on Form 8-K or other information deemed to have been “furnished” rather than filed in accordance with the SEC’s rules):

•	Annual Report on Form 10-K for the year ended December 31, 2017, as filed on February 26, 2018;

•	Current Reports on Form 8-K filed with the SEC on January 31, 2018 and February 7, 2018; and

•	the description of our Common Stock contained in our registration statement on Form 8-A filed on April 3, 2017, including any amendment or report updating such description.

We are also incorporating by reference all other reports that we file in the future with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the date of the completion of the offerings to which this prospectus relates; provided, however, that we are not incorporating any information furnished under either Item 2.02 or Item 7.01 of any Current Report on Form 8-K. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement that is modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Our filings with the SEC, including our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and exhibits incorporated in and amendments to those reports, are available free of charge on our website (www.peabodyenergy.com) as soon as reasonably practicable after they are filed with, or furnished to, the SEC. Our website and the information contained on that site, or connected to that site, are not incorporated into and are not a part of this prospectus. You may also obtain a copy of these filings (including exhibits incorporated therein by reference) at no cost by writing or telephoning us at the following address or telephone number:

Attention: Investor Relations

Peabody Energy Corporation

701 Market Street, Suite 700

St. Louis, Missouri 63101-1826

(314) 342-3400

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PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus. It does not contain all the information that may be important to you in making an investment decision. You should read this entire prospectus carefully, including the Explanatory Note and documents incorporated by reference which are described under “Incorporation by Reference of Certain Documents” and “Where You Can Find Additional Information.” You should also carefully consider, among other things, the matters discussed in the section titled “Risk Factors” and the risk factors described in “Item 1A – Risk Factors” contained in our Annual Report on Form 10-K for the year ended December 31, 2017. In this prospectus, unless the context requires otherwise, hereafter references to the “Company,” “we,” “our” or “us” refer to Peabody Energy Corporation and its consolidated subsidiaries, including for the period prior to our emergence from the Chapter 11 Cases. In addition, when used in this prospectus, the term “ton” refers to short or net tons, equal to 2,000 pounds (907.18 kilograms), while “tonne” refers to metric tons, equal to 2,204.62 pounds (1,000 kilograms).

Except as otherwise indicated, all amounts are expressed in United States, or U.S., dollars and references to “dollars” and “$” are to U.S. dollars. All historical financial statements contained in this report are prepared in accordance with accounting principles generally accepted in the U.S.

Our Business

We are the world’s largest private-sector coal company by volume. As of December 31, 2017, we owned interests in 23 coal mining operations located in the United States (the “U.S.”) and Australia. We have a majority interest in 22 of those mining operations and a 50% equity interest in Middlemount Coal Pty. Ltd., which owns the Middlemount Mine in Queensland, Australia. In addition to our mining operations, we market and broker coal from other coal producers, both as principal and agent, and trade coal and freight-related contracts through trading and business offices in the U.S., Australia, China, and the United Kingdom.

In 2017, we produced and sold 188.3 million and 191.5 million tons of coal, respectively, from continuing operations.

We conduct business through six operating segments: Powder River Basin Mining, Midwestern U.S. Mining, Western U.S. Mining, Australian Metallurgical Mining, Australian Thermal Mining and Trading and Brokerage.

In 2017, we achieved a global safety incidence rate of 1.38 incidents per 200,000 hours worked, which was a 26% improvement in our global safety performance over the past five years. We were also recognized by the U.S. National Mining Association as the first in the industry to achieve independent certification under the CORESafety® system.

Our Corporate Information

Our principal executive offices are located at 701 Market Street, St. Louis, Missouri 63101-1826, and our telephone number is (314) 342-3400. Our Common Stock is listed on the NYSE under the symbol “BTU.” Our Internet website address is www.peabodyenergy.com. Information on our website is not a part of, or incorporated by reference in, this prospectus.

The Offering

Issuer	Peabody Energy Corporation

Common Stock to be offered by the selling stockholders	51,465,107 shares of Common Stock(1)

Common Stock to be outstanding immediately after this offering	128,714,287 shares of Common Stock(2)

Use of proceeds	We will not receive any proceeds from the sale of the Common Stock by the selling stockholders.

Risk factors	Investing in the Common Stock involves substantial risk. For a discussion of risks relating to us, our business and an investment in our Common Stock, see the section titled “Risk Factors” on Page 3 of this prospectus and the risk factors described in “Item 1A – Risk Factors” contained in our Annual Report on Form 10-K for the year ended December 31, 2017, and all other information set forth in this prospectus before investing in our Common Stock.

Listing	Our Common Stock is traded on the NYSE under the symbol “BTU.”

(1)	Common Stock registered pursuant to the Registration Statement of which this prospectus is a part is not required to be sold, and such registration does not necessarily indicate that the stockholder intends to sell such Common Stock.
(2)	Does not include (a) 853,719 shares of Common Stock issued into a reserve for future distribution to specified claimholders pursuant to the Plan and (b) certain equity awards granted under the Peabody Energy Corporation 2017 Incentive Plan.

RISK FACTORS

You should consider carefully all of the information set forth in this prospectus and the documents incorporated by reference herein, unless expressly provided otherwise, and, in particular, the risk factors described in “Item 1A – Risk Factors” contained in our Annual Report on Form 10-K for the year ended December 31, 2017. The risks described in any document incorporated by reference are not the only ones we face, but are considered to be the most material. There may be other unknown or unpredictable economic, business, competitive, regulatory or other factors that could have material adverse effects on our future results. If that occurs, the price of our Common Stock could decline materially and you could lose all or part of your investment. Past financial performance may not be a reliable indicator of future performance and historical trends should not be used to anticipate results or trends in future periods.

USE OF PROCEEDS

We are filing the Registration Statement of which this prospectus forms a part to permit holders of the Common Stock described in the section entitled “Principal and Selling Stockholders” to resell such Common Stock. We will not receive any proceeds from the sale of our Common Stock by the selling stockholders.

DETERMINATION OF OFFERING PRICE

The selling stockholders will determine at what price they may sell the Common Stock offered by this prospectus, and such sales may be made at fixed prices, prevailing market prices at the time of the sale, varying prices determined at the time of sale, or negotiated prices.

MARKET FOR THE SECURITIES

Our Common Stock is listed on the NYSE under the symbol “BTU” and has been trading since April 4, 2017. No established public trading market existed for our Common Stock prior to April 4, 2017. The closing price of our Common Stock on the NYSE on March 6, 2018 was $41.10. As of March 5, 2018, we had 128,714,287 shares of our Common Stock outstanding. As of March 5, 2018, we had 41 record holders of our Common Stock.

Pursuant to this Registration Statement of which this prospectus forms a part, 51,465,107 shares of Common Stock will be registered under the Securities Act for sale by the selling stockholders.

DIVIDEND POLICY

Our senior secured term loan facility and the indenture governing our outstanding notes limit our ability to pay cash dividends and repurchase shares. In addition, restrictive covenants in certain other debt instruments to which we are, or may be, a party, may limit our ability to pay dividends or our ability to receive dividends from our operating companies, either of which may negatively impact the trading price of the Common Stock. On February 7, 2018, our Board of Directors declared a dividend of $0.115 per share of Common Stock, payable on March 5, 2018, to shareholders of record on February 19, 2018. Our Board of Directors will continue to evaluate the appropriate dividend rate on a quarterly basis and the declaration and payment of dividends in the future and the amount of those dividends will depend on our results of operations, financial condition, cash requirements, future prospects, any limitations imposed by our debt covenants and other factors that our Board of Directors may deem relevant to such evaluations.

PRINCIPAL AND SELLING STOCKHOLDERS

The following table sets forth information regarding the beneficial ownership of our Common Stock by:

•	all stockholders known by us to hold more than 5% of our outstanding shares of Common Stock, as well as the selling stockholders identified below;

•	each of our directors and named executive officers; and

•	all of our directors and executive officers as a group.

The information in the table below regarding the number of shares beneficially owned by each selling stockholder identified below has been prepared based upon information available to us or furnished to us by the selling stockholders identified below as of June 30, 2017 or, as indicated in the applicable footnote, based on information provided in the most recent Schedule 13D or Schedule 13G filed by such selling stockholder. We have not sought to verify such information. Additionally, the selling stockholders identified below may have sold, transferred or otherwise disposed of, some or all of their Common Stock since the date on which the information in the following table is presented, in transactions exempt from or not subject to the registration requirements of the Securities Act. Other information about the selling stockholders identified below may change over time.

SEC rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or has the right to acquire such powers within 60 days. In the table below, Common Stock issuable upon the conversion of the Company’s Series A Convertible Preferred Stock (the “Preferred Stock”) that was convertible within 60 days of June 30, 2017 was deemed to be beneficially owned by the person holding Preferred Stock. On January 31, 2018, all outstanding shares of Preferred Stock were mandatorily converted into shares of Common Stock. The Common Stock resulting from such mandatory conversion, and all other Common Stock resulting from voluntary conversions of Preferred Stock held by the selling stockholders identified below prior to January 31, 2018, is reflected in the table below.

Shares subject to outstanding equity awards, including those granted in connection with our emergence from the Chapter 11 Cases, are not considered beneficially owned and are not deemed outstanding for the purposes of computing the percentage of Common Stock owned until 60 days prior to the date on which such shares may be acquired. Percentage of ownership is based on 128,714,287 shares of Common Stock outstanding as of March 5, 2018. The number of outstanding shares reflects the increase in the number of Common Stock outstanding due to the mandatory conversion of all shares of outstanding Preferred Stock on January 31, 2018. Stockholders’ beneficial ownership after the offering assumes that the selling stockholders sell all of the Common Stock held by them that has been registered by us and do not sell any Common Stock of the Company held by them that is not registered or acquire any additional Common Stock of the Company. Common Stock registered pursuant to the Registration Statement of which this prospectus is a part is not required to be sold, and such registration does not necessarily indicate that the stockholder intends to sell such Common Stock. Except as disclosed in the footnotes to this table beginning on page 7, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares of Common Stock shown as beneficially owned by the stockholder. Unless otherwise indicated in the table or footnotes below, the address for each director and named executive officer is c/o Peabody Energy Corporation, 701 Market Street, St. Louis, Missouri 63101-1826.

Common Stock

	Beneficial Ownership Prior to Offering		Number of Shares Registered for Sale Pursuant to this Prospectus	Beneficial Ownership After Offering†
Name	Number	Percent of Shares		Number	Percent of Shares
5% Stockholders:
The Liverpool Limited Partnership (1)	11,308,687	8.8	11,308,687	—	—
Spraberry Investments Inc. (2)	24,031,115	18.7	24,031,115	—	—
Contrarian Capital Management, L.L.C. (3)	10,247,274	8.0	10,247,274	—	—

Directors and Executive Officers:
Glenn L. Kellow	8,520	*	—	8,520	*
Nicholas J. Chirekos	—	—	—	—	—
A. Verona Dorch	—	—	—	—	—
Stephen E. Gorman	—	—	—	—	—
Joe W. Laymon	—	—	—	—	—
Teresa S. Madden	—	—	—	—	—
Robert A. Malone	—	—	—	—	—
Charles F. Meintjes	—	—	—	—	—
Kenneth W. Moore	—	—	—	—	—
Amy B. Schwetz	—	—	—	—	—
Michael W. Sutherlin	—	—	—	—	—
Shaun A. Usmar	—	—	—	—	—
Kemal Williamson	—	—	—	—	—
All Directors and Executive Officers as a Group (14 persons):	—	—	—	—	—

Other Selling Stockholders:
ACP Master, Ltd. (4)	1,073,042	*	1,073,042	—	—
Aurelius Capital Master, Ltd. (5)	2,255,586	1.8	2,255,586	—	—
Panning Master Fund, LP (6)	1,458,661	1.1	1,458,661	—	—
South Dakota Investment Council (7)	1,675,928	1.3	1,090,742	585,186	*

*	Less than one percent.
†	Assumes that the selling stockholders sell all of the Common Stock held by them that has been registered by us pursuant to the Registration Statement of which this prospectus is a part and do not sell any securities of the Company held by them that are not registered pursuant to the Registration Statement or acquire any additional securities of the Company. Common Stock registered pursuant to the Registration Statement is not required to be sold, and such registration does not necessarily indicate that the stockholder intends to sell such Common Stock.
(1)	Based on information provided by the selling stockholder to the Company and on information contained in Amendment No. 2 to the Schedule 13D filed with the SEC on February 2, 2018 by Elliott Associates, L.P., Elliott International, L.P., and Elliott International Capital Advisors Inc. Elliott Associates, L.P. itself and through The Liverpool Limited Partnership, a wholly-owned subsidiary of Elliott Associates, L.P., may be deemed to own the shares. Paul E. Singer, Elliott Capital Advisors, L.P., a Delaware limited partnership which is controlled by Mr. Singer, and Elliott Special GP, LLC, a Delaware limited liability company which is controlled by Mr. Singer, are the general partners of Elliott Associates, L.P. Paul E. Singer has voting and investment power over the shares.
(2)

Based solely on Amendment No. 2 to the Schedule 13D filed with the SEC on February 2, 2018 by Elliott Associates, L.P., Elliott International, L.P., and Elliott International Capital Advisors Inc. Elliott International, L.P. through Spraberry Investments Inc., a wholly-owned subsidiary of Elliott International,

L.P., may be deemed to own the shares. Elliott International, L.P. has the shared power with Elliott Capital Advisors Inc. to vote or direct the vote of, and to dispose or direct the disposition of, the shares.
(3)	Based on information provided by the selling stockholder to the Company and on information contained in the Schedule 13G filed with the SEC on February 21, 2018 by Contrarian Capital Management, L.L.C. Reflects shares that we understand may be held by Boston Patriot Summer St LLC, CCM Pension-A, L.L.C., CCM Pension-B, L.L.C., Contrarian Advantage-B, L.P., Contrarian Capital Fund I, L.P., Contrarian Capital Senior Secured, L.P., Contrarian Capital Trade Claims, L.P., Contrarian Dome du Gouter Master Fund L.P., Contrarian EM SIF Master LP, Contrarian Emerging Markets, L.P., and Contrarian Opportunity Fund, L.P. We have been advised by the selling stockholder that Jon Bauer is the managing member of Contrarian Capital Management, L.L.C., which is the managing member of each of CCM Pension-A, L.L.C. and CCM Pension-B, L.L.C., the general partner of Contrarian Advantage-B, L.P. and the investment manager of each of Contrarian Capital Fund I, L.P., Contrarian Capital Trade Claims, L.P., Contrarian Dome du Gouter Master Fund L.P., Contrarian Emerging Markets, L.P., Boston Patriot Summer St LLC, Contrarian EM SIF Master LP, Contrarian Opportunity Fund, L.P. and Contrarian Capital Senior Secured, L.P., and, as such, may be deemed to have sole voting and dispositive power over the shares held by the selling stockholder.
(4)	We have been advised by the selling stockholder that Aurelius Capital Management, LP is the investment manager to ACP Master, Ltd. and that Aurelius Capital Management GP, LLC is the general partner of the investment manager, with Mark D. Brodsky, who shares voting and dispositive power over the shares, as its senior managing member.
(5)	We have been advised by the selling stockholder that Aurelius Capital Management, LP is the investment manager to Aurelius Capital Master, Ltd. and that Aurelius Capital Management GP, LLC is the general partner of the investment manager, with Mark D. Brodsky, who shares voting and dispositive power over the shares, as its senior managing member.
(6)	We have been advised by the selling stockholder that Panning Capital Management, LP serves as its investment manager, and that Panning Holdings GP, LLC is the general partner of Panning Capital Management, LP. William M. Kelly, Kieran W. Goodwin and Franklin S. Edmonds are co-managing members of Panning Holdings GP, LLC.
(7)	We have been advised by the selling stockholder that Matthew L. Clark, State Investment Officer, has voting and dispositive power over the shares.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Under a written policy adopted by the Board, the Nominating and Corporate Governance Committee is responsible for reviewing and approving all transactions between us and certain “related persons,” such as our executive officers, directors and owners of more than 5% of our voting securities. In reviewing a transaction, the Nominating and Corporate Governance Committee considers the relevant facts and circumstances, including the benefits to us, any impact on director independence and whether the terms are consistent with a transaction available on an arms-length basis. Only those related person transactions that are determined to be in (or not inconsistent with) our best interests and the best interests of our stockholders are permitted to be approved. No Committee member may participate in any review of a transaction in which the member or any of his or her family members is the related person. A copy of the policy can be found on our website (www.peabodyenergy.com) by clicking on “Investor Info,” then “Corporate Governance,” and then “Governance Documents,” and is available in print to any stockholder who requests it. Information on our website is not considered part of this prospectus or the Registration Statement of which this prospectus is a part.

Related person transactions for the last three fiscal years are described below.

Transaction	Description of Relationship
Registration Rights Agreement

On the Effective Date, we entered into the Registration Rights Agreement with certain of our pre-emergence creditors that received securities on the Effective Date (together with any person or entity that becomes a party to the Registration Rights Agreement, the “Holders”), as provided in the Plan. The Registration Rights Agreement provides resale registration rights for the Holders’ Registrable Securities (as defined in the Registration Rights Agreement).

Pursuant to the Registration Rights Agreement, we were required to file a Shelf Registration Statement (as defined in the Registration Rights Agreement) with respect to the Registrable Securities within 30 days of the Effective Date. The Registration Statement, of which this prospectus forms a part, that we have filed with the SEC has fulfilled this requirement. We are required to maintain the effectiveness of any such registration statement until the Registrable Securities covered by the registration statement have been disposed of or are no longer Registrable Securities.

In addition, if there is no Shelf Registration Statement, or if the Registrable Securities cannot be sold under the Shelf Registration Statement, the Holders have the right to demand that the Company effect the registration of any or all of the Registrable Securities (a “Demand Registration”). We are not obligated to effect more than four Demand Registrations in any twelve-month period, and we need not comply with such a request unless the aggregate gross proceeds from such a sale will exceed $25 million.

Holders also have customary underwritten offering and piggyback registration rights, subject to the limitations set forth in the Registration Rights Agreement. Under their underwritten offering registration rights, certain Holders have certain rights to demand that we effectuate the distribution of any or all of their Registrable Securities by means of an underwritten offering pursuant to a shelf takedown. We are not obligated to effect an underwritten offering within 90 days after the consummation of a previous underwritten offering.

These registration rights are subject to certain conditions and limitations, including the right of the underwriters to limit the number of shares to be included in a registration statement and our right to delay or withdraw a registration statement under certain circumstances. We will generally pay all registration expenses in connection with our obligations under the Registration Rights Agreement, regardless of whether a registration statement is filed or becomes effective. The registration rights granted in the Registration Rights Agreement are subject to customary indemnification and contribution provisions, as well as customary restrictions such as blackout periods and, if an underwritten offering is contemplated, limitations on the number of shares to be included in the underwritten offering that may be imposed by the managing underwriter.

No separate review of this transaction was performed by the Nominating and Corporate Governance Committee as it was a requirement of the Plan.

Joy Global Inc.	Michael W. Sutherlin was elected to the Board on January 22, 2014. He served as the President and Chief Executive Officer of Joy Global Inc., a mining equipment and services provider, from 2006 to December 2013 and continued as an employee of Joy through January 31, 2014. We purchase mining equipment and services from Joy and its subsidiaries in the ordinary course of our business. Mr. Sutherlin, given his previous position as President and Chief Executive Officer of Joy, may be deemed to have been a related party with an indirect material interest in these transactions. During 2013, we paid Joy and its subsidiaries approximately $81.3 million for mining equipment and services. The Nominating and Corporate Governance Committee reviewed and ratified these transactions under our related persons transactions policy at the time that Mr. Sutherlin was elected to the Board.

DESCRIPTION OF CAPITAL STOCK

Below, we have summarized the material terms of our Fourth Amended and Restated Certificate of Incorporation (“Charter”), the Certificate of Designation attached thereto, and our Amended and Restated Bylaws (“Bylaws”) and relevant sections of the Delaware General Corporation Law (the “DGCL”). The summaries below are not intended to be complete and are subject to and qualified in their entirety by our full Charter and Bylaws, copies of which have been filed as exhibits to our registration statement on Form 8-A dated April 3, 2017 and are incorporated by reference into the Registration Statement of which this prospectus is a part, and by the applicable provisions of the DGCL.

Authorized Capital

We have the authority to issue a total of 450,000,000 shares of Common Stock, par value $0.01 per share, 100,000,000 shares of preferred stock, par value $0.01 per share, of which 50,000,000 were designated as Preferred Stock, and 50,000,000 shares of series common stock, par value $0.01 per share.

The Board of Directors is granted authority to issue both preferred stock and series common stock of one or more series and in connection with the creation of any such series to fix by the resolution or resolutions providing for the issue of shares, any designation, voting powers, preferences and relative, participating, optional, or other special rights of such series, and the qualifications, limitations or restrictions attaching thereto.

We may not issue non-voting equity securities; provided, however, that such restriction shall (a) not apply beyond what is required under Section 1123(a)(6) of the Bankruptcy Code, (b) only have such force and effect for so long as Section 1123 of the Bankruptcy Code is in effect and applicable to us, and (c) in all events may be amended or eliminated in accordance with applicable law.

Preferred Stock

Series A Convertible Preferred Stock

In connection with the Company’s emergence from its Chapter 11 Cases, the Company issued shares of new Series A Convertible Preferred Stock in a private placement, which were registered for resale pursuant to the Company’s registration statement on Form S-1 (File No. 333-217242). Under the terms of the Certificate of Designation of the Preferred Stock, all outstanding shares of Preferred Stock were mandatorily convertible into a number of shares of Common Stock if the volume weighted average price of the Common Stock exceeded $32.50 for at least 45 trading days in a 60 consecutive trading day period, including each of the last 20 days in such 60 consecutive trading day period. Such mandatory conversion of the Preferred Stock occurred on January 31, 2018. As of the date hereof, there are no shares of Preferred Stock outstanding.

Other Preferred Stock

As of the date hereof, no series of preferred stock is outstanding. Our Charter provides that our Board may, by resolution, establish one or more classes or series of preferred stock having the number of shares and relative voting rights, designations, dividend rates, liquidation and other rights, preferences and limitations as may be fixed by them without further stockholder approval. The holders of our preferred stock may be entitled to preferences over common stockholders with respect to dividends, liquidation, dissolution or our winding up in such amounts as are established by the resolutions of our Board approving the issuance of such shares.

The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control without further action by the holders and may adversely affect voting and other rights of holders of our securities. In addition, issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could make it more difficult for a third party to acquire a majority of the outstanding shares of voting stock.

Series Common Stock

As of the date hereof, no series common stock is outstanding. Our Charter provides that our Board may, by resolution, establish one or more classes or series of common stock having the number of shares and relative voting rights, designations, dividend rates, liquidation and other rights, preferences and limitations as may be fixed by them without further stockholder approval. The holders of our series common stock may be entitled to preferences over common stockholders and holders of preferred stock with respect to dividends, liquidation, dissolution or our winding up in such amounts as are established by the resolutions of our Board approving the issuance of such shares.

The issuance of series common stock may have the effect of delaying, deferring or preventing a change in control without further action by the holders and may adversely affect voting and other rights of holders of our securities. In addition, issuance of series common stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could make it more difficult for a third party to acquire a majority of the outstanding shares of voting stock.

Voting Rights

Subject to the voting rights granted to preferred stock or series common stock that may be outstanding from time to time, each share of our Common Stock shall be entitled to one vote per share, in person or by proxy, on all matters submitted to a vote for our stockholders on which the holders of Common Stock are entitled to vote. Except as otherwise required in our Charter, Bylaws or by applicable law, the holders of voting stock shall vote together as one class on all matters submitted to a vote of stockholders generally. Our Charter and Bylaws do not provide for cumulative voting in connection with the election of directors, and accordingly, holders of more than 50% of the shares voting will be able to elect all of the directors. However, in a contested election, a plurality of the votes shall be enough to elect a director. The holders of a majority of our voting stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, constitute a quorum at all meetings of the stockholders for the transaction of business.

Dividend Rights

Subject to any dividend rights granted to preferred stock or series common stock that may be outstanding from time to time, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions in cash, property or shares of stock as may be declared thereon by our Board from time to time out of the assets or funds legally available. Before payment of any dividend, there may be set aside out of any funds available for dividends such sum or sums as the directors, in their absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any Company property, or for such other purpose as the directors shall think conducive to the interests of the Company, and the directors may modify or abolish any such reserve in the manner in which it was created.

No Preemptive Rights

No holder of our capital stock has any preemptive right to subscribe for any shares of our capital stock issued in the future.

Liquidation Rights

The holders of Common Stock shall be entitled to share ratably in the net assets remaining after payment pursuant to any liquidation rights granted to preferred stock or series common stock that may be outstanding from time to time.

Anti-Takeover Provisions of Charter, Bylaws and DGCL

Preferred Stock and Series Common Stock

See above under “Preferred Stock” and “Series Common Stock.”

Special Meetings of Stockholders

Our Charter and Bylaws provide that special meetings of the stockholders may be called by our Chairman of the Board, Chief Executive Officer, President or the Board. A special meeting of stockholders shall also be called by our secretary upon the written request of stockholders entitled to cast at least 40% of all votes entitled to be cast at the special meeting.

Advance Notice of Stockholder Meetings

Notice of any annual or special meeting of stockholders, stating the place (if any), date and hour of the meeting shall be given to each stockholder entitled to notice of such meeting not less than ten nor more than sixty days before the date of such meeting.

Advance Notice for Nominations or Stockholder Proposals at Meetings

Our Bylaws also prescribe the procedure that a shareholder must follow to nominate directors or bring business before shareholders’ meetings.

Nominations of persons for election to the Board and the proposal of business at stockholder meetings may be made by (1) the Company, (2) the chairman of the Board, or (3) any stockholder entitled to vote and who makes the nomination or proposal pursuant to timely notice in proper written form to our secretary in compliance with the procedures set forth in the Bylaws. For a stockholder to nominate a candidate for director or to bring other business before a meeting, we must receive notice not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 20 days, or delayed by more than 70 days from such anniversary date, notice by the stockholder must be so delivered not earlier than 120 days prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is made. Notice of a nomination for director must also include a description of various matters regarding the nominee and the shareholder giving notice, as set forth in the Bylaws.

In addition, our Bylaws permit a stockholder, or group of no more than 20 stockholders meeting specified eligibility requirements, to include director nominees in our proxy materials for annual meetings. In order to be eligible, stockholders must have owned 3% or more of the Company’s outstanding Common Stock continuously for at least three years. Requests to include stockholder-nominated candidates in our proxy materials must be delivered to us within the time periods applicable to stockholder notices of nominations as described in the preceding paragraph. The maximum number of stockholder nominated candidates is the greater of two directors or the largest whole number that does not exceed 20% of the number of directors in office as of last day on which a notice under these provisions is delivered. The Bylaws provide a process to determine which candidates under these provisions exceed the maximum permitted number. Each stockholder seeking to include a director nominee in our proxy materials pursuant to these provisions is required to provide certain information, as set forth in the Bylaws. A stockholder nominee must also meet certain eligibility requirements, as set forth in the Bylaws.

At a meeting of stockholders, only such business (other than the nomination of candidates for election as directors in accordance with the Bylaws) will be conducted or considered as is properly brought before the annual meeting or a special meeting as specified in the Bylaws.

Action by Written Consent

Our Charter prohibits action by written consent by stockholders.

Directors

The Board shall consist of at least three members and no more than 15, and may be fixed from time to time by a resolution adopted by the Board or by the stockholders. At present, the Board has nine members. Directors need not be stockholders but are subject to a company policy that requires that they hold shares of Common Stock having a value equal to a specified multiple of their annual retainer.

Each director to be elected by stockholders shall be elected by a majority vote of the stockholders, except that if the number of nominees exceeds the number of directors to be elected, the directors shall be elected by a plurality of votes. There is no cumulative voting in the election of directors. Directors may be removed, with or without cause, by a majority vote of our voting stock.

All directors will be in one class and serve for a term ending at the annual meeting following the annual meeting at which the director was elected. Our current class of directors will be subject to reelection at our 2018 annual meeting.

The Board is authorized to adopt, amend, alter or repeal the Bylaws by the affirmative vote of a majority of the directors present at any regular or special meeting, subject to the power of the voting stock to adopt, amend, alter or repeal the Bylaws made by the Board. Notwithstanding anything in the Charter or Bylaws to the contrary, a vote of holders of 75% or more of the voting stock is required to adopt, amend, alter or repeal any provision inconsistent with the foregoing or the manner in which action may be taken by voting stock.

Limitations on Liability and Indemnification of Officers and Directors

The Company’s Charter and Bylaws provide for indemnification of officers and directors of the Company and certain other persons to the full extent permitted by law, as now in effect or later amended, against liabilities and expenses incurred by any of them in certain stated proceedings and under certain stated conditions.

The Company may maintain insurance for the benefit of its directors, officers, employees, agents and certain other persons, insuring such persons against any expense, liability or loss, including liability under the securities laws. In addition, the Company has entered into indemnification agreements with our directors and executive officers that require us to indemnify these persons for claims made against each of these persons because he or she is, was or may be deemed to be a director, officer, employee or agent of the Company or any of our subsidiaries. We are obligated to pay the expenses of these persons in connection with any claims that are subject to the agreement.

Section 102 of the DGCL allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of the DGCL or obtained an improper personal benefit.

Section 145 of the DGCL provides, among other things, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, agent or employee of the corporation or is or was serving at the corporation’s request as a director, officer, agent, or employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding. The power to indemnify applies (a) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding, or (b) if such person acted in good faith and in a manner he or she reasonably believed to be in the best interest, or not opposed to the best interest, of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of defense expenses (including attorneys’ fees but excluding amounts paid in settlement) actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct in the performance of his or her duties to the corporation, unless the court believes that in the light of all the circumstances indemnification should apply.

Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

Transfer Agent and Registrar

The transfer agent for our Common Stock is American Stock Transfer & Trust Company, LLC.

Listing of Our Common Stock

Our Common Stock is listed on the NYSE under the symbol “BTU.”

PLAN OF DISTRIBUTION

The Common Stock offered by this prospectus may be sold or distributed from time to time by the selling stockholders, or by their pledgees, donees, partners, members, transferees or other successors, in any one or more of the following ways:

•	directly to one or more purchasers in privately negotiated transactions;

•	through underwriters, which may include, but not be limited to, Credit Suisse Securities (USA), LLC, Goldman Sachs & Co. LLC and Morgan Stanley & Co. LLC;

•	through ordinary brokerage transactions, or other transactions involving brokers, dealers or agents;

•	in “at the market” offerings, as defined in Rule 415 under the Securities Act;

•	on any national securities exchange or quotation service on which the Common Stock may be listed or quoted at the time of the sale;

•	in the over-the-counter market;

•	through block trades (including crosses) in which the broker or dealer engaged to handle the block trade will attempt to sell the Common Stock as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	through the writing of options (including the issuance by the selling stockholders of derivative securities), whether the options or such other derivative securities are listed on an options exchange or otherwise;

•	through short sales;

•	in hedging transactions;

•	through the distribution by a selling stockholder to its partners, members or stockholders;

•	through a combination of any of the above methods of sale; or

•	by any other method permitted pursuant to applicable law.

The prices at which the Common Stock offered by this prospectus are sold may include:

•	a fixed price or prices, which may be changed;

•	prevailing market prices at the time of sale;

•	prices related to prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•	varying prices determined at the time of sale; or

•	negotiated prices.

At the time a particular offering of the Common Stock is made, a prospectus supplement, if required, will be distributed, which will set forth the names of the selling stockholders, the aggregate amount of Common Stock being offered and the terms of the offering, including, to the extent required, (1) the name or names of any underwriters, broker-dealers or agents, (2) any discounts, commissions and other terms constituting compensation from the selling stockholders, (3) any discounts, commissions or concessions allowed or re-allowed to be paid to broker-dealers, (4) any other offering expenses, (5) any securities exchanges on which the Common Stock may be listed, (6) the method of distribution of the Common Stock, (7) the terms of any agreement, arrangement or understanding entered into with the underwriters, brokers or dealers, and (8) any other material information.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the Common Stock, and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the Common Stock from time to time under this prospectus, or under a supplement or amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee. The list of selling stockholders may similarly be amended to include any donee, transferee or other successor of the selling stockholders.

The selling stockholders and any broker-dealers or agents who participate in the distribution of Common Stock may be deemed to be “underwriters.” As a result, any profits on the sale of the Common Stock by selling stockholders and any discounts, commissions or concessions received by any such broker-dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. If the selling stockholders were deemed to be underwriters, the selling stockholders may be subject to certain statutory liabilities as underwriters under the Securities Act.

The Common Stock may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms. Unless otherwise set forth in the prospectus supplement, the obligations of the underwriters or dealers to purchase the Common Stock offered will be subject to certain conditions precedent and the underwriters or dealers will be obligated to purchase all of the offered Common Stock if any is purchased. Any public offering price and any discount or concession allowed or re-allowed or paid by underwriters or dealers to other dealers may be changed from time to time.

If Common Stock is sold through underwriters or broker-dealers, each selling stockholder will be responsible for underwriting discounts or commissions or agent’s commissions applicable to the sale of such selling stockholder’s Common Stock.

Each selling stockholder reserves the right to accept and, together with its agents, to reject, any proposed purchases of Common Stock to be made directly or through agents.

The selling stockholders and any other person participating in a distribution will be subject to applicable provisions of the Exchange Act, as amended, and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of the Common Stock by the selling stockholders and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the Common Stock to engage in market-making activities with respect to the Common Stock. All of the foregoing may affect the marketability of the Common Stock and the ability of any person or entity to engage in market-making activities with respect to the Common Stock.

In order to comply with the securities laws of certain states, if applicable, the Common Stock may be sold in those jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states, the Common Stock may not be sold unless it has been registered or qualified for sale in the state or an exemption from the registration or qualification requirement is available and complied with.

We know of no existing arrangements between any selling stockholder, any other stockholder, broker, dealer, underwriter, or agent relating to the sale or distribution of the Common Stock offered by this prospectus. To our knowledge, there are currently no plans, arrangements or understandings between any selling stockholders and any underwriter, broker-dealer or agent regarding the Common Stock by the selling stockholders. There can be no assurance that any selling stockholder will sell any or all of the Common Stock pursuant to this prospectus.

Pursuant to the Registration Rights Agreement, we are obligated to provide customary indemnification to the selling stockholders. In addition, we have agreed to pay all reasonable expenses incidental to the registration of the Common Stock, including the payment of federal securities law and state “blue sky” registration fees excluding underwriting discounts and commissions relating to the sale of Common Stock by the selling stockholders.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

This offering will terminate on the date that all of the Common Stock offered by this prospectus has been sold by the selling stockholders.

The selling stockholders may also sell Common Stock pursuant to Section 4(a)(7) of the Securities Act or Rule 144 under the Securities Act, or other exemption from registration under the Securities Act, rather than this prospectus, in each case if such exemption is available.

EXPERTS

The consolidated financial statements of Peabody Energy Corporation included in the Company’s Annual Report (Form 10-K) for the period from April 2, 2017 through December 31, 2017 (Successor) and the period from January 1, 2017 through April 1, 2017 (Predecessor) and each of the two years in the period ended December 31, 2016 (Predecessor), including the schedule appearing therein, and the effectiveness of Peabody Energy Corporation’s internal control over financial reporting as of December 31, 2017 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

The validity of the Common Stock offered hereby will be passed upon for us by Jones Day.

PEABODY ENERGY CORPORATION

51,465,107 Shares of Common Stock

PROSPECTUS

                    , 2018

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table shows the costs and expenses payable in connection with the offering and distribution of the Securities being registered.

	Amount
SEC registration fee	$297,881	*
Accounting fees and expenses		(1)
Printing and engraving expenses		(1)
FINRA filing fee	$225,500	*
Legal fees and expenses		(1)
Miscellaneous fees		(1)
Transfer Agent and Registrar Fees		(1)

Total		(1)

*	Previously paid.
(1)	Fees and expenses (other than the SEC registration fee previously paid in connection with the filing of this registration statement) will depend on the number and nature of any offerings of securities made pursuant to this registration statement, and cannot be estimated at this time. An estimate of the aggregate expenses in connection with the distribution of securities being offered will be included in any applicable prospectus supplement.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Company’s Charter and Bylaws provide for indemnification of officers and directors of the Company and certain other persons to the full extent permitted by law, as now in effect or later amended, against liabilities and expenses incurred by any of them in certain stated proceedings and under certain stated conditions.

The Company may maintain insurance for the benefit of its directors, officers, employees, agents and certain other persons, insuring such persons against any expense, liability or loss, including liability under the securities laws. In addition, the Company has entered into indemnification agreements with our directors and executive officers that require us to indemnify these persons for claims made against each of these persons because he or she is, was or may be deemed to be a director, officer, employee or agent of the Company or any of our subsidiaries. We are obligated to pay the expenses of these persons in connection with any claims that are subject to the agreement.

Section 102 of the DGCL allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of the DGCL or obtained an improper personal benefit.

Section 145 of the DGCL provides, among other things, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, agent or employee of the corporation or is or was serving at the corporation’s request as a director, officer, agent, or employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding. The power to indemnify applies (1) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding, or (2) if such person acted in good faith and in a manner he or she reasonably believed to be in the best interest, or not opposed to the best interest, of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of defense expenses (including attorneys’ fees but excluding amounts paid in settlement) actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct in the performance of his or her duties to the corporation, unless the court believes that in the light of all the circumstances indemnification should apply.

Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

ITEM 16.	EXHIBITS

The following Exhibits are filed as part of this Registration Statement unless otherwise indicated. All documents incorporated by reference below were filed pursuant to the Exchange Act by Peabody Energy Corporation, file number 001-16463, unless otherwise indicated.

The exhibits below are numbered in accordance with the Exhibit Table of Item 601 of Regulation S-K.

Exhibit No.	Description of Exhibit
2.1	Order Confirming Debtors’ Second Amended Joint Plan of Reorganization under Chapter 11 of the Bankruptcy Code on March 17, 2017 (incorporated by reference to Exhibit 2.1 of the Registrant’s Current Report on Form 8-K, filed March 20, 2017)

2.2	Debtor’s Second Amended Joint Plan of Reorganization under Chapter 11 of the Bankruptcy Code as revised March 15, 2017 (incorporated by reference to Exhibit 2.2 of the Registrant’s Current Report on Form 8-K, filed March 20, 2017)

4.1	Specimen of stock certificate representing the Registrant’s common stock, par value $0.01 per share (incorporated by reference to Exhibit 4.13 of the Registrant’s Registration Statement on Form S-1 (File No. 333-55412), filed February 12, 2001)

5.1††	Legal Opinion of Jones Day

23.1††	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

23.2††	Consent of Jones Day (included in Exhibit 5.1)

24.1†	Powers of Attorney (included on signature page)

†	Previously Filed.
††	Filed herewith.

ITEM 17. UNDERTAKINGS

(a) The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that paragraphs (a)(1)(i), (ii) and (iii) do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement

2.	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of St. Louis, state of Missouri, on March 7, 2018.

PEABODY ENERGY CORPORATION

By:	/s/ Amy B. Schwetz
Name:	Amy B. Schwetz
Title:	Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Glenn L. Kellow	President, Chief Executive Officer and Director (Principal Executive Officer)	March 7, 2018

/s/ Amy B. Schwetz Amy B. Schwetz	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	March 7, 2018

* Nicholas J. Chirekos	Director	March 7, 2018

* Stephen E. Gorman	Director	March 7, 2018

* Joe W. Laymon	Director	March 7, 2018

* Teresa S. Madden	Director	March 7, 2018

* Robert A. Malone	Director	March 7, 2018

* Kenneth W. Moore	Director	March 7, 2018

* Michael W. Sutherlin	Director	March 7, 2018

* Shaun A. Usmar	Director	March 7, 2018

* By:	/s/ Amy B. Schwetz
Amy B. Schwetz
Attorney-in-fact